Exhibit 10.9
Patented Technology License Agreement
This PATENTED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made by and among, LIN Yu, SHI Wenyong, NI Xianle (collectively, the “Licensor”), and NetQin Mobile (Beijing) Technology Co., Ltd., a company with limited liabilities duly incorporated and validly existing under the PRC laws, with its legal address at Room 1238-1, Block B, No.1 Building, Beijing Zhongguancun Software Park Incubator, Dongbeiwang, Haidian District, Beijing (the “Licensee”). This Agreement is effective as of the date of its signature (the “Effective Date”).
RECITALS
The Licensee desires to receive worldwide exclusive license of the patented technologies/patent applications (the “Patented Technologies”) set forth under Schedule I of this Agreement from the Licensor; and
The Licensor desires to grant the exclusive license of the Patented Technologies to the Licensee.
NOW, THEREFORE, considering the above premises and mutual terms and agreements contained in this Agreement, as well as other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	definitions
1.1	An Affiliate means any entity controlling directly or indirectly through one or more intermediaries the Licensee, controlled by or under the common control of the Licensee or the Licensor.

1.2	Related Documents mean all of the user manuals, training brochures, work statements, work manuals, implementation manuals, reference manuals, as well as any other documents relating to or in connection with the Patented Technology.

1.3	Effective Date means the date on which this Agreement is signed.

2.	Patented technology and related documents
2.1	Grant of License. Subject to the terms and conditions of this Agreement, the Licensor hereby agrees to grant to the Licensee, and the Licensee agrees to accept, the worldwide exclusive, irremovable, and perpetual license of the Patented Technology and the Related Documents. Such license is sub-licensable. For avoidance of any doubt, during the term of this Agreement, without written consent of the Licensee, the Licensor may not license the Patented Technology to any third party.

2.2	Term of License. The license provided under this Agreement will have a term of ten (10) years effective from the initial delivery of the Patented Technology.

2.3	Entitlement. Any entitlement, ownership, rights and interests on and of the Patented Technology, are exclusively owned by the Licensor. Any upgrade or improvement on or of any such entitlement, ownership, rights and interests after the date of this Agreement is exclusively owned by the Licensee.

3.	licesne fee
3.1	License Fee of the Patented Technology. It is agreed that the license provided under this Agreement is without consideration.

4.	delivery and ratification
4.1	Delivery. The Licensor will deliver the Patented Technology and the Related Documents according to the requirements of the Licensee.

4.2	Ratification. It is jointly confirmed by the Licensor and the Licensee that a portion of the Patented Technology has been delivered for use by the Licensee from the Licensor. The Licensor and the Licensee jointly ratify that delivery of such portion of the Patented Technology constitute the exclusive license of such portion of the Patented Technology without consideration from the Licensor to the Licensee, which has been effective from the date of its delivery. Unless provided to its contrary, the provisions under this Agreement are applicable to the license of such portion of the Patented Technology.

5.	warranties, disclaimers and limited liabilities
5.1	Authority.The Licensor represents and warrants that it legally owns the Patented Technology and Related Documents, and has the full powers and authorities to grant the rights and interests provided under this Agreement. The Patented Technology is free from any mortgage, pledge, pre-emptive rights or any other third party rights, or any dispute in connection with its ownership, rights of use or any other interests. The Licensor warrants that its license of the Patented Technology and the Related Documents to the Licensee will not infringe upon any rights or interests of any third party or be declared null and void.

5.2	Disclaimer.Except for the warranties expressly made under this Agreement, the Licensor makes no warranties, express or implied, including without limitation any implied warranty relating to the marketability generally or the marketability of certain uses.

5.3	Limited Liabilities. Except for the loss which will be indemnified under Section 7 of this Agreement, or any loss for which any Party will be held liable for the breach of its non-disclosure liabilities, none of the Parties will be liable for any direct, incidental, or special loss arising from or in connection with its breach of the obligations under this Agreement.

6.	termination and breach
6.1	Termination. If any of the representations, warranties, agreements or obligations under this Agreement is in material breach, and the breaching Party fails to correct its breach within thirty (30) days upon its receipt of a notice from the Party suffering loss, then the Licensor or the Licensee may terminate this Agreement with a prior notice to the other Party.

6.2	Remedies. Notwithstanding termination of this Agreement under Section 6.1, the license received by the Licensee is irrevocable and interminable. The Licensee may take any other remedial measures if the Licensor terminates this Agreement.

7.	Indemnification
7.1	If the Licensor receives any notice of lawsuit or claim alleging that the use of the Patented Technology or the Related Documents by the Licensee under this Agreement results in any lawsuit or claim from any third party, or that the Patented Technology or the Related Documents infringes upon any patents, copyrights or any other proprietary rights of any third party, or is deemed to have used any business secrets of any third party without authorization, then the Licensor will indemnify and hold the Licensee harmless from any such lawsuit or claim. Meanwhile, the Licensor will be liable for any liquidated damages and any expenses relating to such claim, including without limitation any attorney’s fees. The Licensor will purse defense against such lawsuits and may enter into a termination and indemnification agreement at its discretion. The Licensee shall cooperate with the Licensor in its defense against such lawsuits or claims, and provide assistance in respect of the employees, documents and any other demands of the Licensor in connection with such defense, which costs and expenses will be borne by the Licensor.

7.2	If any third party claims any lawsuit against all or any part of the Patented Technology or the Related Documents for its infringement or authorized use, or all or any part of the Patented Technology or the Related Documents is prohibited or restricted for use, the Licensor may elect to pursue the right to continually use the Patented Technology or the Related Documents for the Licensee, or make amendment to the Patented Technology or the Related Documents so as to make it in compliance with the specifications of the Patented Technology or free from infringement upon the intellectual property rights of any third party, and to ensure continual and valid use of the Patented Technology or the Related Documents by the Licensee. Any costs and expenses incurred under Section 7.2 will be borne by the Licensor.

7.3	Subject to the terms and conditions of this Agreement, the Licensor will indemnify and hold the Licensee harmless from any lawsuits, claims or damages arising from the negligence, omission or known misconduct of the Licensor, or any losses, debts, claims, damages, penalties, costs, charges and expenses attributable thereto.

8.	dispute resolution
8.1	Any dispute arising from or in connection with this Agreement or any transaction contemplated under this Agreement or any other agreement made by the Licensor and the Licensee will be submitted to China International Economic and Trade Arbitration Commission for arbitration. The arbitrary award will be final and binding upon both Parties.

9.	miscellaneous
9.1	Notice.Any notice provided under this Agreement will be made in writing and sent to the address set forth below the signature block of this Agreement by postage prepaid registered mail, or mail requiring return receipt, or valid facsimile. Any change of such address will be notified to the other Party.

9.2	Heading. The headings in this Agreement are for convenience only and will not affect the interpretation, construction or meaning of any provision of this Agreement in any manner.

9.3	Severability. If any term or condition of this Agreement is held invalid or unenforceable by any judicial authority with due jurisdiction, any other terms or conditions under this Agreement will not be affected and continue to have full force and effect as well as to be enforceable.

9.4	Assign. Without prior written consent of the other Party, none of the Parties may transfer this Agreement or any rights or obligations under this Agreement; provided, however, that, any Party may transfer its rights or obligations under this Agreement to any of its Affiliates without prior written consent of the other Party. Any attempted assign or transfer in violation of the terms of this Agreement is null and void and therefore shall be avoided. This Agreement will have the same effect upon any of the Parties as well as their respective permitted assigns and successors.

9.5	No waiver. Failure or delay to exercise any of its rights, powers or privileges under this Agreement by any Party will not operate as its waiver of such rights, powers and privileges.

9.6	Filing. Each of the Parties will cooperate to make filings with the State Intellectual Property Office or its local agencies promptly, but no later than three months from the Effective Date.

9.7	Amendment. Any amendment, change or waiver of any provisions of this Agreement will be invalid unless it is made in written agreement duly signed by both Parties.

Each of the Parties has signed and delivered this Agreement as of the Effective Date.
Licensor:
By:	/s/ LIN Yu

/s/ SHI Wenyong

/s/ NI Xianle

Date:	January 7, 2011
Licensee:
By:	/s/ LIN Yu NetQin Mobile (Beijing) Technology Co., Ltd. (seal)

Date:	January 7, 2011

Schedule I: Patented Technology
1.      Patent Name: Information receiving terminal and information distribution system based on data broadcasting and mobile terminals
Patent Number:	ZL200410101636.1

Patent Owner:	LIN Yu (ID No. 352124197612060013; residence: 1602, Building 41, Lincui Xili, Chaoyang District, Beijing)

SHI Wenyong (ID No. 352124197711285013; residence: 2407, Tower B, Tongdian Mingju, Tongzhou District, Beijing)
Description of the Patented Technology:
An information receiving terminal and information distribution system based on data broadcasting and mobile terminals, including: subsystems on the operator side of the information dissemination system (including information dissemination devices, billing and key distribution devices), user-side information receiving terminal (including acceptance and conversion devices, information output and configuration management devices, and payment and key upgrade devices), and digital broadcasting systems. The data information distributed by Information distribution device through the digital broadcasting system is received by the information receiving and conversion device as well as the configuration management device of the information receiving terminal on the side of the end user with the completion of the release, receipt, conversion and display output of the information. The payment and key upgrade device of the information receiving terminal on the user side and the billing and key distribution device on the operator side will complement to complete the user fee payment and system billing functions of billable information services. This information release system has the advantage of low cost, high capacity, wide service coverage and simple billing mode.
2.      Patent Name: A system and method to conduct integrated measurement and analysis of delay and packet loss
Patent Number:	ZL200510130143.5

Patent Owner:	SHI Wenyong
Description of the Patented Technology:
A system and method to conduct integrated measurement and analysis of delay and packet loss, the system of which consists of the measuring devices on each side of the path of the network under measurement (including the transceiver unit, analysis unit and communication control unit) and feedback devices (including feedback unit and communication control unit). The transceiver unit and the feedback unit will achieve the interaction of the testing flows at each side of the network under measurement, and complete the test data by each group during the testing; the communication control units at each end is connected to each other so as to control and achieve interaction of the tested data. Test flow is a string of test packet pair each of which packet pair consists of two back-to-back small-length group. After the loss of a group, another group will be used to represent delay of the lost packet so as to measure the delay and pack loss of the test flows. The unit of analysis will conduct associate analysis of the data obtained from these two measurements, assess the overall operation of the network, arrive at accurate judgment and distinct reasons for packet loss and congestion, present the final analysis results.
3.      Patent Name: A method and system to measure bottleneck bandwidth and excess bandwidth
Patent Number:	ZL200510123695.3

Patent Owner:	SHI Wenyong
Description of the Patented Technology:

A method and system to measure bottleneck bandwidth and excess bandwidth in the token bucket rate-limiting network path. Under this method, the transmitter and receiver establishes a connection for data exchange, firstly testing to detect and determine whether the linkage is the token bucket rate-limiting network path and, if so, calculate the token bucket parameters, the bottleneck bandwidth and excess bandwidth or, if not, use traditional methods to measure and calculate the bottleneck link bandwidth and the remaining bandwidth. Regardless of whether the linkage uses the token bucket, this invention can achieve accurate, precise and efficient measurement of the bottleneck bandwidth and the remaining bandwidth. It can also measure the critical parameters of the linkage of token bucket rate-limiting (including its barrel size, packet queue length, and the token generation time interval), and these parameters can help the operators and users to better understanding and maintaining of the networks, which applications have good prospects.
4.      Patent Name: A method and system to recommend mobile phone content among users
Patent Number:	200810227980.3

Patent Owner:	NI Xianle (ID No. 610113197712132136; residence: 602, Gate 4, Building 4, Yongjinli Xiaoqu, Haidian District, Beijing)
Description of the Patented Technology:
This invention relates to a method and system to recommend mobile phone content among users. Under this method, recommended information will be extracted and transmitted as parameter to the recommended module, then the recommended module will integrate the recommended information with phone numbers of recommended users and the reasons of recommendation, and then send integrated information to the mobile phone of the recommended users. Upon receipt of the recommended information on the mobiles, the download monitoring module running within the users’ mobile phones will make analysis of the information and, based on the analysis results, pop up a download request. Upon consent of the request from the user, it will obtain access to the corresponding content and users will download the contents of the specified URL from the server. This invention will test compatibility at servers, add shortcut to mobile terminals, and then send a message to the recommended users. Upon receipt of the recommended information, the mobile phone of the recommended user will automatically download corresponding information from the server, and therefore solve the difficulty regarding content sharing among users.